Exhibit 99.1

FOR IMMEDIATE RELEASE TUESDAY, FEBRUARY 14, 2006 Contact: David J. Vander Zanden Mary Kabacinski President / CEO EVP / CFO 920-882-5602 920-882-5852

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2006 THIRD QUARTER

AND YEAR TO DATE FINANCIAL RESULTS

•	Cash from operations tops $100 million year to date

•	Audio Graphics division sold

•	Bank financing renewed

•	Fiscal 2007 guidance updated

Greenville, WI, February 14, 2006—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today reported third quarter and nine months fiscal 2006 financial results.

Revenues for the first nine months of fiscal 2006 were $834.9 million, a 0.9 percent increase over fiscal 2005 including acquired revenue from Delta Education. Gross margin expanded 110 basis points to 42.7 percent reflecting improvement in both the Essentials and the Specialty segments of the business.

Operating income was $69.5 million for the first nine months of fiscal 2006 compared to $97.1 million for the first nine months of fiscal 2005. The $69.5 million includes $5.2 million of costs related to the terminated merger transaction with Bain Capital, restructuring costs of $4.9 million related to the integration of Delta Education including closure of our Southaven distribution center, $4.3 million in excess costs related to start-up in our Lancaster distribution center, $1.8 million investment to date in the Award program and Educators’ Symposium and a $1.7 million acquisition to date operating loss related to the acquired operations of Delta Education.

Operating income before those charges and investments is $87.4 million as compared to $99.5 million before restructuring charges of $2.3 million for the first nine months of fiscal 2005. The difference is due to a modest decline in internal revenue and gross margin as well as higher catalog, marketing and selling costs, planned increases in technology related expenses, losses related to the retail mass merchant market, the write off of a supply related contract, and increases in health care related expenses. “I am disappointed with our higher SG&A costs this year. We are focused on getting these costs in line with our expectations during the fourth quarter of this year,” said David Vander Zanden, President and Chief Executive Officer of School Specialty, Inc.

Diluted earnings per share was $1.37 for the first nine months of fiscal 2006, or $2.00 adjusting for the charges noted above and excluding $6.8 million of incremental interest related to borrowings incurred in conjunction with the acquisition of Delta Education. This compares to $2.22 for the same period last year or $2.33 diluted earnings per share for the same period last year after adjustment for restructuring and bond redemption charges.

“Our fiscal 2006 revenue through second quarter was essentially the same as last year,” said David Vander Zanden. “Our organic revenue growth was off about $7 million in the third quarter, substantially all related to declines in November. About half of the decline was due to continued softness that we saw in the non-school, mass merchant trade market in the second quarter. Our January results improved and reflect a positive reaction to our new product offerings. Our revenue outlook with respect to our fourth quarter and fiscal 2007 is cautiously optimistic. We are delighted with our continuing ability to improve free cash flow,” he added.

“Free cash flow for the first nine months of fiscal 2006 was $79.9 million, an increase of $32.6 million over last year,” said Mary Kabacinski, Chief Financial Officer of School Specialty, Inc. “We are pleased to report sustained reductions in working capital requirements, particularly related to inventory and receivables,” she added.

Third Quarter Financial Results

Revenues for the third quarter of fiscal 2006 were $132.5 million as compared to $128.1 million in the third quarter of fiscal 2005. Organic revenues were off in both the Specialty and Essentials segments, partially offset by acquired revenues in the Specialty segment. Gross margin was 40.1 percent of revenues as compared to 40.7 percent in the quarter of fiscal 2005. The 60 basis points contraction in gross margin is primarily related to inventory item rationalization and valuation adjustments recorded during the quarter as we decreased our inventory levels, as well as fewer volume-based rebates earned in the quarter due to reduced inventory purchases.

Operating loss for the quarter was $29.8 million as compared to a loss of $15.4 million in the third quarter of fiscal 2005. The change in operating loss primarily reflects lower revenue and the related decline in gross profit on the organic business, inventory related adjustments, the incremental costs related to Delta Education as well as selling and marketing expenses related to new product initiatives.

Net loss was $22.5 million for the quarter as compared to a net loss of $11.2 million in the third quarter of fiscal 2005, with loss per share of ($0.98) for the quarter as compared to a loss per share of ($0.49) in the third quarter of fiscal 2005.

Nine Month Financial Results

Revenues for the first nine months of fiscal 2006 were $834.9 million as compared to $827.3 million last year, representing growth of 0.9 percent. The increase in revenues was due to acquired businesses, offset by modest revenue declines in both the Essentials and Specialty segments. Gross margin expanded 110 basis points to 42.7 percent from 41.6 percent last year. The increase in gross margin was driven by the increased proportion of high margin proprietary products in our product mix, the positive margin contribution from the Delta Education acquisition and various improvements in product pricing.

Net income was $32.6 million for the first nine months of fiscal 2006 as compared to $51.4 million in fiscal 2005.

Financing

On February 1, 2006 School Specialty entered into an Amended and Restated Credit Agreement replacing its current credit agreement and term loan agreement. The aggregate revolving commitment of the lenders under the Agreement is $350 million. The Agreement has a maturity date of February 1, 2011.

In connection with the Amended and Restated Credit Agreement, on February 1, 2006 School Specialty entered into Amendment No. 13 to the Receivables Purchase Agreement. The amendment provides for the extension of the liquidity termination date to January 31, 2007.

Outlook

On January 30, 2006 School Specialty sold its Audio Graphics division, a $10 million distributor of audio visual equipment to schools in the California market. Reflecting this divestiture and the third quarter results as reported, School Specialty expects revenue for fiscal 2006 in a range of $1.02 to $1.03 billion, and earnings per share in the range of $1.25 to $1.35. This reflects approximately $46 million in revenue from Delta Education, and earnings per share dilution from Delta Education of $.34, up from previous guidance of $.25 per share. The earnings guidance excludes costs of $5 to $6 million related to the terminated merger transaction and off-season restructuring costs estimated at $4 to $5 million related to the integration of Delta Education.

School Specialty is updating fiscal 2007 guidance with revenue in a range of $1.06 to $1.10 billion and diluted earnings per share in a range of $2.10 to $2.30 excluding the impact of stock option expensing. There has been no change to the accretion guidance expected from Delta Education of $.12 to $.15 per share previously stated.

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2006 third quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities.

Through each of our leading brands, we design, develop and provide preK-12 educators with the latest and very best resources in the areas of early childhood, arts education, reading and literacy, personal effectiveness and character education, coordinated school health, special learning needs, core academics, and career development as well as classroom essentials and learning environments. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty and each of our brands visit http://www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2005 and other documents filed with the Securities and Exchange Commission.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended		Nine Months Ended
	January 28, 2006	January 22, 2005	January 28, 2006	January 22, 2005
Revenues	$132,476	$128,120	$834,878	$827,337
Cost of revenues	79,409	75,955	478,236	483,559

Gross profit	53,067	52,165	356,642	343,778
Selling, general and administrative expenses	82,230	66,923	277,045	244,312
Restructuring costs and costs related to terminated merger	648	658	10,136	2,347

Operating income (loss)	(29,811)	(15,416)	69,461	97,119
Interest expense and other	6,814	2,807	16,388	11,885
Premium paid and fees for convertible debt redemption	—	—	—	1,839

Income (loss) before provision for income taxes	(36,625)	(18,223)	53,073	83,395
Provision for (benefit from) income taxes	(14,101)	(7,016)	20,433	32,043

Net income (loss)	$(22,524)	$(11,207)	$32,640	$51,352

Weighted average shares outstanding:
Basic	22,902	22,720	22,880	21,179
Diluted	22,902	22,720	23,893	24,006

Per share amounts:
Basic	$(0.98)	$(0.49)	$1.43	$2.42
Diluted	$(0.98)	$(0.49)	$1.37	$2.22

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	January 28, 2006	April 30, 2005	January 22, 2005
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$1,518	$4,193	$4,617
Accounts receivable	58,053	60,374	56,419
Inventories	123,028	137,578	127,425
Prepaid expenses and other current assets	46,315	39,472	39,415
Deferred taxes	8,911	7,853	5,757

Total current assets	237,825	249,470	233,633
Property and equipment, net	75,103	73,264	68,809
Goodwill and other intangible assets, net	774,853	542,099	535,784
Other	24,866	19,772	18,415

Total assets	$1,112,647	$884,605	$856,641

Liabilities and Shareholders’ Equity
Current maturities - long-term debt	$231,760	$45,991	$22,167
Accounts payable	45,406	56,792	43,027
Other current liabilities	40,988	32,174	47,529

Total current liabilities	318,154	134,957	112,723
Long-term debt	149,389	149,680	149,848
Deferred taxes and other	60,654	55,423	43,013

Total liabilities	528,197	340,060	305,584
Shareholders’ equity	584,450	544,545	551,057

Total liabilities & shareholders’ equity	$1,112,647	$884,605	$856,641

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Nine Months Ended
	January 28, 2006	January 22, 2005
Cash flows from operating activities:
Net income	$32,640	$51,352
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	17,211	13,472
Amortization of development costs	3,115	2,791
Amortization of debt fees and other	1,048	1,112
Deferred taxes	4,604	—
Loss on redemption of convertible debt	—	1,839
Loss (gain) on disposal or impairment of property and equipment	(57)	52
Net borrowings under accounts receivable securitization facility	2,800	—
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	24,802	(1,527)
Inventories	35,856	15,829
Deferred catalog costs	1,532	(91)
Prepaid expenses and other current assets	(4,190)	(10,245)
Accounts payable	(17,910)	(17,004)
Accrued liabilities	(1,159)	8,722

Net cash provided by operating activities	100,292	66,302

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(271,437)	(19,219)
Additions to property and equipment	(9,789)	(14,722)
Investment in intangible and other assets	(1,376)	—
Investment in development costs	(8,016)	(4,317)
Proceeds from business disposition	—	193
Proceeds from disposal of property and equipment	227	51

Net cash used in investing activities	(290,391)	(38,014)

Cash flows from financing activities:
Proceeds from bank borrowings	1,417,100	404,100
Repayment of debt and capital leases	(1,231,732)	(397,216)
Redemption of convertible debt	—	(34,843)
Premium paid on redemption of convertible debt	—	(1,195)
Payment of debt fees and other	(244)	(12)
Proceeds from exercise of stock options	2,300	3,126

Net cash provided by (used in) financing activities	187,424	(26,040)

Net (decrease) increase in cash and cash equivalents	(2,675)	2,248
Cash and cash equivalents, beginning of period	4,193	2,369

Cash and cash equivalents, end of period	$1,518	$4,617

Free cash flow reconciliation:
Net cash provided by operating activities	$100,292	$66,302
Additions to property and equipment	(9,789)	(14,722)
Investment in development costs	(8,016)	(4,317)
Proceeds from disposal of property and equipment	227	51
Net borrowings under accounts receivable securitization facility	(2,800)	—

Free cash flow	$79,914	$47,314

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

3rd Quarter, Fiscal 2006

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

					% of Revenues
	3Q06-QTD	3Q05-QTD	Change $	Change %	3Q06-QTD	3Q05-QTD
Revenues
Specialty	$74,747	$69,315	$5,432	7.8%	56.4%	54.1%
Essentials	60,065	61,906	(1,841)	-3.0%	45.4%	48.3%
Corporate	179	—	179	100.0%	0.1%	0.0%
Intercompany Eliminations	(2,515)	(3,101)	586	-18.9%	-1.9%	-2.4%

Total Revenues	$132,476	$128,120	$4,356	3.4%	100.0%	100.0%

					% of Gross Profit
	3Q06-QTD	3Q05-QTD	Change $	Change %	3Q06-QTD	3Q05-QTD
Gross Profit
Specialty	$35,812	$33,910	$1,902	5.6%	67.5%	65.0%
Essentials	17,249	18,447	(1,198)	-6.5%	32.5%	35.4%
Corporate	179	—	179	100.0%	0.3%	0.0%
Intercompany Eliminations	(173)	(192)	19	-9.9%	-0.3%	-0.4%

Total Gross Profit	$53,067	$52,165	$902	1.7%	100.0%	100.0%

Segment Gross Margin Summary-QTD

	3Q06-QTD	3Q05-QTD
Gross Margin
Specialty	47.9%	48.9%
Essentials	28.7%	29.8%
Corporate	100.0%	0.0%
Intercompany Eliminations	6.9%	6.2%
Total Gross Margin	40.1%	40.7%

Segment Revenues and Gross Profit/Margin Analysis-YTD

					% of Revenue
	3Q06-YTD	3Q05-YTD	Change $	Change %	3Q06-YTD	3Q05-YTD
Revenues
Specialty	$452,269	$434,209	$18,060	4.2%	54.2%	52.5%
Essentials	394,926	405,749	(10,823)	-2.7%	47.3%	49.0%
Corporate	511	—	511	100.0%	0.1%	0.0%
Intercompany Eliminations	(12,828)	(12,621)	(207)	1.6%	-1.6%	-1.5%

Total Revenues	$834,878	$827,337	$7,541	0.9%	100.0%	100.0%

					% of Gross Profit
	3Q06-YTD	3Q05-YTD	Change $	Change %	3Q06-YTD	3Q05-YTD
Gross Profit
Specialty	$228,875	$219,236	$9,639	4.4%	64.2%	63.8%
Essentials	127,697	126,156	1,541	1.2%	35.8%	36.7%
Corporate	511	—	511	100.0%	0.1%	0.0%
Intercompany Eliminations	(441)	(1,614)	1,173	-72.7%	-0.1%	-0.5%

Total Gross Profit	$356,642	$343,778	$12,864	3.7%	100.0%	100.0%

Segment Gross Margin Summary-YTD

	3Q06-YTD	3Q05-YTD
Gross Margin
Specialty	50.6%	50.5%
Essentials	32.3%	31.1%
Corporate	100.0%	0.0%
Intercompany Eliminations	3.4%	12.8%
Total Gross Margin	42.7%	41.6%